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                                                                   EXHIBIT 21

                        BINDLEY WESTERN INDUSTRIES, INC.
                       LIST OF WHOLLY-OWNED SUBSIDIARIES



1. BW Food Distributors, Inc. -- Methuen, MA

2. BW Transportation Services, Inc. -- Indianapolis, IN

3. First Choice, Inc. of Maine (formerly Glenlawn, Inc.) --
   Indianapolis, IN

4. Special Services Company -- Orange, CT

5. Priority Healthcare Corporation -- Altamonte Springs, FL




NOTE: All are Indiana Corporations. Priority Healthcare Corporation operates three wholly-owned subsidiaries, each of which is a Florida Corporation: IV-1, Inc.; IV-One Services, Inc.; and National Pharmacy Providers, Inc. Priority Healthcare Services Corporation (fka National Infusion Services, Inc.), an Indiana Corporation, is a 94% owned subsidiary of IV-1, Inc.